                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-8 pertaining to the Health Grades, Inc. Stock Purchase Plan and the Health Grades, Inc. 1996 Equity Compensation Plan and to the incorporation by reference therein of our report dated March 9, 2001, except for Notes 2 and 21, as to which the date is April 16, 2001, with respect to the consolidated financial statements and schedule of Health Grades, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.



                                         /s/ Ernst & Young LLP



Denver, Colorado
February 8, 2002